Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2011

Vancouver, BC, November 9, 2011 – Angiotech Pharmaceuticals, Inc. today announced that it released its financial results for the third quarter ended September 30, 2011.

Angiotech will host a conference call discussing its third quarter financial results on Tuesday, November 15, 2011 at 11:00 AM ET (8:00 AM PT). Details regarding the conference call can be found on Angiotech’s website at www.angiotech.com.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarters ended September 30, 2011 and 2010. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three months ended September 30, 2011 will be filed on Form 10-Q on November 9, 2011 with the relevant regulatory agencies, as well as posted on the Investor’s section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. In addition, our various creditors may use this measure to establish financial metrics we are required to meet in order to remain in compliance with certain financial covenants in our lending agreements, or to assess the operating performance and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income or loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Recent Events

Senior Management Changes. Effective October 17, 2011, the Company appointed Thomas Bailey as President and Chief Executive Officer. Mr. Bailey will also continue to serve as the Company’s Chief Financial Officer. Other senior management appointments included Tammy Neske as Chief Business Officer, Steven Bryant as Executive Vice President, Sales and Marketing and Victor Diaz as Executive Vice President of Operations.

Completion of Recapitalization Transaction. On May 12, 2011 we emerged from creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Supreme Court of British Columbia. The completion of this process, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares issued (the “Recapitalization Transaction”), thereby providing the basis for improvement of Angiotech’s cash flows from operations, liquidity and capital resources and credit profile. For more detailed information on the Recapitalization Transaction, refer to our 2010 Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) and our unaudited consolidated interim financial statements and Management, Discussion and Analysis for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on Form 10-Q.

Fresh Start Accounting

As noted above under “Recent Events”, on May 12, 2011 we implemented the Recapitalization Transaction. In connection with the Recapitalization Transaction, we adopted fresh start accounting in accordance with ASC No. 852—Reorganization on April 30, 2011 (the “Convenience Date”). As such, material adjustments resulting from the reorganization and application of fresh-start accounting were applied to the Company’s May 1, 2011 consolidated balance sheet and the consolidated statements of operations for the four months ended April 2011. Given that the Recapitalization Transaction and adoption of fresh start accounting resulted in a new entity for financial reporting purposes, Angiotech is referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date.

Upon implementation of fresh start accounting, we allocated an estimated reorganization enterprise value, as determined for purposes of the fresh start accounting exercise in collaboration with an independent financial advisor, to the various asset classes on our balance sheet based on their estimated fair values, and eliminated our deficit, additional paid-in-capital and other comprehensive income balances. We also recorded the Successor Company’s debt and equity at their estimated fair values. The estimated reorganization value was first assigned to tangible assets and identifiable intangible assets, and the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

While the adoption of fresh-start accounting has resulted in a new reporting entity, we believe that the comparison of results from the periods comprising the three and nine months ended September 30, 2011 versus results as reported for the three and nine months ended September 30, 2010 provides the best comparison of and analysis of our operating results.

In addition, certain of these fresh start accounting related adjustments are expected to make it difficult to compare certain aspects of our operating results in some cases on a temporary basis, such as with inventory and cost of products sold, and in some cases on a permanent basis, such as with intangible assets and associated amortization expense.

As at April 30, 2011, inventory was revalued from $37.5 million to $57.1 million in connection with the implementation of fresh start accounting. During the three months ended September 30, 2011, we revised the estimated fair value of inventory as at April 30, 2011 from $57.1 million to $60.1 million. As a result of this change in estimate, goodwill decreased by $1.9 million, which represents the $3.0 million adjustment, net of a $1.1 million deferred income tax impact.

Due to the significant addition of fair value ascribed to our existing inventory balances in connection with the implementation of fresh start accounting, our cost of products sold was temporarily reported at materially greater levels per dollar of sales from May to August 2011 as compared to prior periods. Specifically, cost of products sold increased by $12.0 million to $38.8 million for the three months ended September 30, 2011, as compared to $26.8 million for the three months ended September 30, 2010. This 45% increase is primarily due to the $12.8 million non-cash increase in the cost of inventory resulting from the turnover of the remaining inventory that was revalued from $37.5 million to $60.1 million upon implementation of fresh start accounting. This is the primary reason for the decline in our Medical Products reported consolidated gross margin to 25.2% for the three months ended September 30, 2011 as compared to 48.3% for the three months ended September 30, 2010. Excluding the impact of this fresh start accounting adjustment, our consolidated gross margin would have been 49.9%, and cost of products sold would have been $26.0 million, compared to a 48.3% consolidated gross margin and $26.8 million of cost of products sold reported for the same period in 2010.

Similarly, cost of products sold increased by $18.1 million to $97.9 million for the nine months ended September 30, 2011 from $79.9 million for the nine months ended September 30, 2010. The 23% increase is primarily due to the $22.6 million non-cash increase in the cost of inventory resulting from the turnover of inventory that was revalued through fresh start accounting. This was the primary reason for the decline in our Medical Products reported consolidated gross margin to 37.6% for the nine months ended September 30, 2011 compared to 48.7% for the nine months ended September 30, 2010. Excluding the impact of this fresh start accounting adjustment, cost of products sold for the period would have been $75.3 million and our consolidated gross margin would have been 52.0%, compared to a 48.7% consolidated gross margin and $79.9 million of cost of products sold reported for the same period in 2010.

The temporary non-cash fair value impact of fresh start accounting on inventory, which has now been fully charged through cost of products sold for the five months ended September 30, 2011, had no impact on our cash flows, liquidity, credit profile or capital resources. This fresh start accounting adjustment is no longer expected to negatively affect our future reported cost of products sold and consolidated gross margins, and our future reported cost of products sold and consolidated gross margins are expected to be relatively consistent with historically reported figures.

For further discussion of this fresh start accounting exercise and its impact on our current and expected operating results, please refer to our unaudited consolidated interim financial statements and Management, Discussion and Analysis for the second quarter ended June 30, 2011 filed on Form 10-Q with the SEC on August 9, 2011.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	Successor Company				Predecessor Company
	Three months ended September 30,		Five months ended September 30,		Four months ended April 30,	Three months ended September 30,		Nine months ended September 30,
	2011		2011		2011	2010		2010
REVENUE
Product sales, net	$51,899		$87,801		$69,198	$51,868		$155,796
Royalty revenue	5,497		6,565		10,941	7,063		28,257
License fees	0		0		127	53		158

	57,396		94,366		80,266	58,984		184,211

EXPENSES
Cost of products sold	38,796		65,730		32,219	26,808		79,883
License and royalty fees	50		100		68	1,170		4,884
Research and development	4,614		7,443		5,686	6,240		19,900
Selling, general and administration	22,613		35,394		24,846	22,489		66,871
Depreciation and amortization	9,246		14,935		14,329	8,297		24,948
Write-down of assets held for sale	0		0		570	0		700
Write-down of property, plant and equipment [note 9]	143		143		215	0		0
Escrow settlement recovery	0		0		0	0		(4,710)

	75,462		123,745		77,933	65,004		192,476

Operating (loss) income	(18,066)		(29,379)		2,333	(6,020)		(8,265)

Other income (expenses)
Foreign exchange gain (loss)	1136		1,627		(646)	3		1,269
Other income (expense)	221		334		34	(126)		(728)
Debt restructuring costs	0		0		0	(2,978)		(2,978)
Interest expense	(4,584)		(7,616)		(10,327)	(9,833)		(27,779)
Loan settlement gain	0		0		0	0		1,180

Total other expenses	(3,227)		(5,655)		(10,939)	(12,934)		(29,036)

Loss before reorganization items and income taxes expense	(21,293)		(35,034)		(8,606)	(18,954)		(37,301)
Income tax (recovery) expense	(2,609)		(2,102)		267	(454)		1,968
Loss before reorganization items	(18,684)		(32,932)		(8,873)	(18,500)		(39,269)
Reorganization items [note 4]	0		0		321,084	0		0
Gain on extinguishment of debt and settlement of other liabilities [note 3]	0		0		67,307	0		0

Net (loss) income	$(18,684)		$(32,932)		$379,518	$(18,500)		$(39,269)

Basic and diluted net (loss) income per common share	$(1.47	)(1)	$(2.59	)(1)	$4.46 (2)	$(0.22	)(1)	$(0.46	)(1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,721		12,710		85,185	85,174		85,162

(1)	There is no dilutive effect on basic weighted average common shares outstanding for the three and five months ended September 30, 2011 and the three and nine months ended September 30, 2010 as the Company was in a loss position for each of those periods.
(2)	There was no dilutive effect on basic weighted average common shares outstanding for the four months ended April 30, 2011 given that the impact of stock options was anti-dilutive.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(Unaudited)

	Successor Company	Predecessor Company
	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$19,250	$33,315
Short-term investments	3,316	4,653
Accounts receivable	30,447	33,494
Income tax receivable	1,441	669
Inventories	35,061	34,631
Deferred income taxes, current portion	2,515	4,102
Deferred financing costs	0	5,611
Prepaid expenses and other current assets	2,816	4,649

Total current assets	94,846	121,124

Property, plant and equipment	45,017	46,261
Intangible assets	362,760	137,973
Goodwill	125,245	0
Deferred income taxes, non-current portion	2,137	0
Other assets	430	640

Total assets	630,435	305,998

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued liabilities	26,788	36,847
Income taxes payable	2,341	2,255
Interest payable	1,406	15,761
Revolving credit facility	7,508	10,000
Debt	0	575,000

Total current liabilities	38,043	639,863

Deferred leasehold inducement	0	4,785
Deferred income taxes, non-current portion	93,444	31,702
Other tax liabilities	4,980	4,367
Debt	325,000	0
Other liabilities	160	9,357

Total non-current liabilities	423,584	50,211

Shareholders’ equity (deficit)
Predecessor share capital	0	472,753
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
December 31, 2010 — 85,180,377
Sucessor share capital	203,751	0
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:
September 30, 2011 — 12,686,881
Additional paid-in capital	2,441	35,470
Accumulated deficit	(32,932)	(933,352)
Accumulated other comprehensive income	(4,452)	41,053

Total shareholders’ equity (deficit)	168,808	(384,076)

Total liabilities and shareholders’ equity (deficit)	$630,435	$305,998

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2011 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2010 filed with the SEC on Form 10-K and our quarterly reports filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2011 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items may include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net loss included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•	Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•	Evaluating, managing and benchmarking our operating performance.

•	Analyzing underlying trends in our business.

•	Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.

•	Establishing internal operating budgets.

•	Determining compensation under bonus or other incentive programs.

•	Enhancing comparability from period to period.

•	Assessing compliance with credit facility covenants.

•	Providing vital information in assessing cash flows to service our significant debt obligations.

•	Comparing performance with internal forecasts and targeted business models.

•	Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from segmented operating results used by our chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

Given that the material adjustments resulting from the Recapitalization Transaction and application of fresh-start accounting are non-recurring, we have adjusted them from our calculation of Adjusted EBITDA. Detailed explanations of these adjustments are described below.

As Adjusted EBITDA has been calculated using the combined net income of the Successor Company and the Predecessor Company, a reconciliation of the condensed consolidated statements of operations for the three and nine months ended September 30, 2011 are presented as follows:

	Successor Company	Predecessor Company
(in thousands of U.S.$, except per share data)	Three months ended September 30, 2011	Three months ended September 30, 2010
Revenues
Medical Products	$51,899	$51,868
Pharmaceutical Technologies	5,497	7,116

Total revenues	57,396	58,984

Operating (loss) income	(18,066)	(6,020)
Other expense	(3,227)	(12,934)

Loss before reorganization items and income tax expense	(21,293)	(18,954)

Income tax (recovery)	(2,609)	(454)

Net loss	(18,684)	(18,500)

Basic and diluted net loss per common share	$(1.47)	$(0.22)
Basic and diluted weighted average number of common shares outstanding (in thousands)	12,721	85,174

	Successor Company	Predecessor Company	Combined	Predecessor
(in thousands of U.S.$, except per share data)	Five months ended September 30, 2011	Four months ended April 30, 2011	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Revenues
Medical Products	$87,801	$69,198	$156,999	$155,796
Pharmaceutical Technologies	6,565	11,068	17,633	28,415

Total revenues	94,366	80,266	174,632	184,211

Operating (loss) income	(29,379)	2,333	(27,046)	(8,265)
Other expense	(5,655)	(10,939)	(16,594)	(29,036)

Loss before reorganization items and income tax expense	(35,034)	(8,606)	(43,640)	(37,301)

Income tax (recovery) expense	(2,102)	267	(1,835)	1,968
Loss before reorganization items	(32,932)	(8,873)	(41,805)	(39,269)
Reorganization items	—	321,084	321,084	—
Gain on extinguishment of debt and settlement of other liabilities	—	67,307	67,307	—

Net (loss) income	(32,932)	379,518	346,586	(39,269)

Basic and diluted net (loss) income per common share	$(2.59)	$4.46		$(0.46)
Basic and diluted weighted average number of common shares outstanding (in thousands)	12,710	85,185		85,162

As many of the fair value estimates described above are inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions in these valuations will be realized and actual results may differ materially.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands U.S.$)	2011	2010	2011	2010
Net income (loss)	$(18,684)	$(18,500)	$346,586	$(39,269)
Interest expense on long-term debt	4,584	9,833	17,943	27,779
Income tax expense	(2,609)	(454)	(1,835)	1,968
Depreciation and amortization	10,238	9,318	32,172	27,896

EBITDA	(6,471)	197	394,866	18,374
Adjustments:
Non-recurring revenue, net of license fees (a)	—	(53)	(127)	(158)
BSC royalty revenue accrual (a)	1,333	—	—	—
Non-recurring restructuring related charges (b)	2,266	1,430	2,309	3,727
Reorganization items and other non-recurring transaction fees (c)	—	2,978	(321,084)	3,909
Stock-based compensation expense (d)	3,732	442	4,096	1,351
Litigation expenses (e)	(64)	18	100	163
Foreign exchange (gain) loss (f)	(1,136)	(3)	(982)	(1,269)
Write-downs of investments and other long-lived assets (g)	143	—	928	916
Non-recurring inventory fair value impact (h)	12,808	—	22,616	—
Non-recurring production charges (h)	—	(61)	—	288
Non-recurring escrow settlement recovery (i)	—	—	—	(4,710)
Non-recurring loan settlement gain (i)	—	—	—	(1,180)
Gain on extinguishment of debt (i)	—	—	(67,307)	—
Investment and other (income) expense	(221)	126	(367)	170

Adjusted EBITDA	$12,390	$5,074	$35,048	$21,581

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three and nine months ended September 30, 2011.

(a)	Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010 excludes certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

We generally record royalty revenue from Boston Scientific (“BSC”) on a cash basis due to the difficulty and unpredictability of estimating BSC’s royalty before the reports and payments are received by the Company. This results in a lag of approximately one quarter between the times that the revenues are reported by BSC and subsequently received and recognized by us. Given that the application of fresh start accounting effectively results in a new Reporting entity, we estimated that BSC royalties of approximately $1.3 million were earned during the month of April 2011 for the purposes of fresh start accounting. This amount was received in August 2011. Given that management monitors and records royalty revenues from BSC on a cash basis, in accordance with our accounting policy, we have added back this accrual-based revenue adjustment for the three and nine months ended September 30, 2011.

(b)	Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP-based net loss, primarily represent severance costs, asset write-offs, contract renegotiation or termination fees, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended September 30, 2011 excludes the following restructuring charges: $1.4 million of cash severance costs paid to two executive officers that were terminated effective July 12, 2011; $0.4 million of general consulting costs related to the exploration of certain strategic and financial alternatives; $0.3 million of costs associated with the transfer of certain production activities for our QuillTM Knotless Tissue Closure device from our Reading, Pennsylvania facility to our Puerto Rico facility; and $0.2 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility.

Our Adjusted EBITDA for the nine months ended September 30, 2011 excludes the following restructuring charges: $1.1 million of costs associated with the transfer of certain production activities for our QuillTM Knotless Tissue Closure device as described above; $1.4 million of cash severance costs paid to two executive officers; $0.4 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility ; $0.1 million of severance costs related to headcount reductions in our research and development department; a $1.0 million non-cash recovery on our rent expense resulting from the acceleration of amortization of certain leasehold inducements received in prior years associated with the reduction of leased space at one of our facilities; a $0.6 million recovery on a lease obligation previously recorded for a property lease that has since been terminated; and $0.6 million of exit costs related to our decision to downsize and terminate our rentable space at two manufacturing facilities.

Our Adjusted EBITDA for the three months ended September 30, 2010 excludes: a $0.7 million inventory write-down relating to a distribution agreement, which was terminated at the end of 2010; $0.5 million of costs associated with the transfer of certain production activities for our QuillTM Knotless Tissue Closure device; and $0.3 million of residual costs from the 2008 closure of our Syracuse, New York manufacturing facility. Our Adjusted EBITDA for the nine months ended September 30, 2010 excludes: the same $0.7 million inventory write-down as described above; $1.5 million of costs associated with the transfer of certain production activities of QuillTM Knotless Tissue Closure device; $1.1 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; and $0.4 million of exit costs associated with a leased property which is no longer in use.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net loss because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

For the three months ended September 30, 2011, we did not incur any reorganization items or other non-recurring transaction fees for the purposes of adjusting and calculating our Adjusted EBITDA. However, our Adjusted EBITDA for the nine months September 30, 2011 excludes net reorganization gains, fees and expenses of $321.1 million related to our Recapitalization Transaction. The $321.1 million of reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fresh start accounting related adjustments; (ii) $17.9 million of professional fees paid to advisors for legal, accounting and other financial consulting services; (iii) $1.6 million of additional insurance costs required to indemnify directors and officers for a period of six years after the completion of the Recapitalization Transaction; (iv) a $0.8 million incentive fee payable under the terms of the Key Incentive Employment Plan (“KEIP”), which is net of a $0.2 million tax recovery; (v) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of the Recapitalization Transaction; and a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction.

Our Adjusted EBITDA for the three months ended September 30, 2010 excludes $3.0 million of fees and expenses relating to the Recapitalization Transaction. These reorganization costs represent professional fees paid to financial and legal advisors to assist in the analysis and implementation of financial and strategic alternatives, as well as fees paid to advisors and consultants retained by certain of the Company’s creditors. In addition to the above noted reorganization costs, our Adjusted EBITDA for the nine months ended September 30, 2010 also excludes $0.4 million of general consulting costs and $0.6 million of transaction expenses, which we absorbed in accordance with the US GAAP business combination guidance, related to our April 2010 acquisition of certain technology assets from Haemacure Corporation.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net loss because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three months ended September 30, 2011 and September 30, 2010 excludes stock-based compensation expense of $3.7 million and $0.4 million, respectively. The $3.7 million adjustment for the three months ended September 30, 2011 includes $1.9 million of stock based compensation expense, associated with the accelerated vesting of Restricted Stock that was provided for under the provisions of employment agreements for two executive officers who were released from Angiotech effective July 12, 2011 and $1.8 million of stock based compensation expense related to Restricted Stock, RSU’s and new stock options that were issued to certain employees and directors under the CCAA Plan following the completion of the Recapitalization Transaction

Our Adjusted EBITDA for the nine months ended September 30, 2011 and September 30, 2010 excludes stock-based compensation expense of $4.1 million and $1.4 million, respectively. The $4.1 million adjustment for the nine months ended September 30, 2011 includes $1.9 million of stock based compensation expense, associated with the accelerated vesting of the Restricted Stock as described above; $1.8 million of stock based compensation expense related to the Restricted Stock, RSU’s and new stock options that were issued to certain employees and directors under the CCAA Plan as described above; and $0.4 million of stock based compensation expense related to options and awards issued under the Predecessor Company’s 2006 Stock Incentive Plan.

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 excludes a $0.1 million recovery on previously recorded litigation expenses and a $0.1 million of charge to litigation expenses, respectively.

Our Adjusted EBITDA for the three and nine months ended September 30, 2010 excludes litigation-related charges of $0.02 million and $0.2 million, respectively.

(f) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net loss, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 excludes net foreign exchange gains of $1.1 million and $1.0 million, respectively.

Our Adjusted EBITDA for the three and nine months ended September 30, 2011 excludes net foreign exchange gains of nil and $1.3 million, respectively.

(g) Other Long-Lived Asset Impairment Charges

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP-based net loss because they are typically non-recurring, non- operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred to our operating performance in other periods, or to the operating performance of similar companies in our industry. Management may also exclude these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended September 30, 2011 excludes a $0.1 million write-down of certain furniture and fixtures resulting from our decision to downsize one of our office facilities. In addition to the above noted non-cash impairment charges, our Adjusted EBITDA for the nine months ended September 30, 2011 also excludes a $0.6 million write-down of a property based in Vancouver, Canada that was sold in May 2011 and a $0.2 million write-down of certain leasehold improvements at a manufacturing facility that was downsized in early 2011.

During the three months ended September 30, 2010, we did not record any non-recurring long-lived asset impairment charges for the purposes of adjusting and calculating our Adjusted EBITDA. However, our Adjusted EBITDA for the nine months ended September 30, 2010 excludes a $0.2 million write-off a long-term investment and a $0.7 million non-cash impairment charge on a property which was classified as held for sale.

(h) Non-Recurring Production Charges

Our Adjusted EBITDA excludes amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our Adjusted EBITDA because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the three months ended September 30, 2011 and September 30, 2011, we did not record any unusual or non-recurring production charges for the purposes of adjusting and calculating our Adjusted EBIDTA.

During the three months ended June 30, 2010, we initiated a voluntary product recall to remedy packaging defects at one of our manufacturing facilities. In response to the recall, we recorded a $0.2 million sales provision and a $0.2 million product warranty charge for the expected cost of replacing certain product units. During the three months ended September 30, 2010, we recouped $0.1 million in sales by replacing products for specific customers who responded to our product recall. Our adjusted results for the three months ended September 30, 2010 therefore subtract the $0.1 million sales recovery recorded and the adjusted results for the nine months ended September 30, 2010 add back the net sales provision of $0.1 million and deduct the $0.2 million product warranty charge. The products under consideration were not determined to be defective and no patient injuries were reported.

(i) Non-Recurring Gains

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the three months ended September 30, 2011 and September 30, 2010, no non-recurring gains were recorded for the purposes of adjusting and calculating our Adjusted EBITDA.

Our Adjusted EBITDA for the nine months ended September 30, 2011 excludes a $67.3 million gain related to the settlement and extinguishment of our $250 million Subordinated Notes, $16 million of related interest obligations and $4.1 million of certain other liabilities that were subject to compromise as part of the Recapitalization Transaction.

Our Adjusted EBITDA for the nine months ended September 30, 2010 excludes a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP related to our March 2006 acquisition of American Medical Instruments Holdings, Inc. and a $1.2 million loan settlement gain related to our acquisition of certain technology assets from Haemacure Corporation in April 2010.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, we believe there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

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Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

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Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

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As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

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Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.